Exhibit 8.1

Subsidiaries of ASLAN Pharmaceuticals Limited

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ASLAN Pharmaceuticals Pte. Ltd.*	Singapore
ASLAN Pharmaceuticals Taiwan Limited**	Taiwan
ASLAN Pharmaceuticals Australia Pty Ltd**	Australia
ASLAN Pharmaceuticals Hong Kong Limited**	Hong Kong
ASLAN Pharmaceuticals (Shanghai) Co. Ltd.***	People’s Republic of China
ASLAN Pharmaceuticals (USA) Inc.**	United States
JAGUAHR Therapeutics Pte. Ltd.****	Singapore

*	Wholly owned by ASLAN Pharmaceuticals Limited
**	Wholly owned by ASLAN Pharmaceuticals Pte. Ltd.
***	Wholly owned by ASLAN Pharmaceuticals Hong Kong Limited
****	35% owned by ASLAN Pharmaceuticals Pte. Ltd.